EXHIBIT 10.25

This Note has not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state securities laws.  the Note may not be offered for sale, sold, transferred, pledged or hypothecated without an effective registration statement under the Act and under any applicable state securities laws, or an opinion of counsel, satisfactory to the Company, that an exemption from such registration is available.

Digital Ally, Inc.

8% Subordinated Note

Issue Date: May 31, 2011

$1,500,000	Due Date: May 30, 2012

For value received, Digital Ally, Inc., a Nevada corporation (the "Company") promises to pay to ______________ or registered assigns (the "Holder"), the sum of One Million Five Hundred Thousand Dollars ($1,500,000) in lawful money of the United States of America on or before the Maturity Date with all Interest thereon, as defined and specified in this Note.  The Company will issue to Holder a warrant (the "Warrant") exercisable to purchase three hundred thousand (300,000) shares of common stock ("Common Stock") of the Company in connection with the issuance of this Note.

1.  Interest and Fees.  This Note shall bear interest ("Interest") equal to eight percent (8%) per annum.  Interest will be calculated on a three hundred sixty-five (365) day year.  The Company shall pay the Interest on July 1, 2011 and on the first Business Day, as defined below, of each month thereafter during the term of this Note.  In no event shall the rate of Interest payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

2.  Payments.  All payments under this Note shall first be credited against costs and expenses provided for in this Note, second to the payment of any penalties, third to the payment of accrued and unpaid Interest, if any, and the remainder shall be credited against principal.  All payments due hereunder shall be payable by checks mailed to the mailing address set below, or at such other place as Holder shall designate in writing for such purpose from time to time.  If a payment under this Note otherwise would become due and payable on a Saturday, Sunday or legal holiday (any other day being a "Business Day"), the due date of the payment shall be extended to the next succeeding Business Day, and Interest, if any, shall be payable thereon during such extension.

3.  Maturity Date and Pre-Payments.  This Note shall be due and payable in full, including all accrued Interest thereon, on May 30, 2012 (the "Maturity Date").  At any time prior to the Maturity Date, the Company shall have the right to prepay this Note, in whole or in part, without penalty.  The Company will give to Holder ten (10) days' written notice of its intent to prepay this Note.  On such prepayment date, the Company will pay in respect of this Note in cash the principal amount being prepaid plus accrued Interest.

4.  Covenants of the Company.  The Company will use the proceeds it receives from this Note to (i) pay its existing Indebtedness to Enterprise Bank; (ii) pay the fees and expenses incurred in connection with this Note; and (iii) increase its working capital to the extent of any remaining balance.

5.  Unsecured and Subordinated Indebtedness.  This Note is unsecured and constitutes Subordinated Indebtedness of the Company.  The Indebtedness evidenced by this Note will be subordinated to the prior payment when due of the principal of, and premium, if any, and accrued and unpaid interest on, all existing and future Senior Indebtedness.  Upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company, all holders of Senior Indebtedness of the Company must be paid in full before any payment or distribution is made with respect to this Note.

6.  Accredited Investor.  Holder represents and warrants that he is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the "Act").  Holder has conducted his own due diligence regarding this investment and the Company.  Holder has read and understands the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and its report for the quarter ended March 31, 2011 on Form 10-Q filed with the SEC.  Holder understands and can bear the risks associated with this investment, including the loss of its entire investment in the Note and the underlying Common Stock.

7.  Transfer Restrictions; Exemption from Registration.

7.1 The Company has not registered this Note under the Act or the applicable securities laws of any state in reliance on exemptions from registration.  Such exemptions depend upon the investment intent of Holder at the time he or she acquires this Note.  Holder agrees that (i) this Note has not been registered under the Act and may not be sold or transferred without registration under the Act or unless an exemption from such registration is available; and (ii)  Holder has acquired this Note for his own account for investment purposes only and not with a view toward resale or distribution.

7.2 The Company shall be under no duty to register the Note or to comply with an exemption in connection with the sale, transfer or other disposition under the applicable laws and regulations of the Act or the applicable securities laws of any state.  The Company may require Holder to provide, at his or her expense, an opinion of counsel satisfactory to the Company to the effect that any proposed transfer or other assignment of the Note will not result in a violation of the applicable federal or state securities laws or any other applicable federal or state laws or regulations.

7.3 If an opinion of counsel of Holder provides that registration is not required for the proposed transfer of this Note and that the proposed transfer in the absence of registration would require the Company to take any action including executing and filing forms or other documents with the SEC or any state securities agency, or delivering to Holder any form or document in order to establish the right of Holder to effectuate the proposed transfer, the Company agrees promptly, at its expense, to take any such action.

8.  Default.  The Company shall perform its obligations and covenants under this Note and in each and every other agreement between the Company and Holder pertaining to the Indebtedness evidenced by this Note.  The following provisions shall apply upon failure of the Company so to perform and any of the following events shall constitute an "Event of Default" under this Note:
8.1 Failure by the Company to pay principal of the Note on the Maturity Date;

8.2 Failure of the Company to pay Interest when due under this Note, which failure continues for a period of five (5) days after the due date of the amount involved; or

8.3 Except for Events of Default set forth in Paragraphs 8.1 and 8.2, failure of the Company to perform any of the other covenants, conditions, provisions or agreements contained in this Note, which failure continues for a period of twenty (20) days after notice of default has been given to the Company by Holder; provided, however, that if the nature of the Company's obligation is such that more than twenty (20) days are required for performance, then an Event of Default shall not occur if the Company commences performance within such twenty (20) day period and thereafter diligently prosecutes the same to completion; or

8.4 The entry of an order for relief under Federal Bankruptcy Code as to the Company or entry of any order appointing a receiver or trustee for the Company or approving a petition in reorganization or other similar relief under bankruptcy or similar laws in the United States of America or any other competent jurisdiction, and if such order, if involuntary, is not satisfied or withdrawn within sixty (60) days after entry thereof; or the filing of a petition by the Company seeking any of the foregoing, or consenting thereto; or the filing of a petition to take advantage of any debtor's act; or making a general assignment for the benefit of creditors; or admitting in writing inability to pay debts as they mature.

8.5 Acceleration.  Upon any Event of Default (in addition to any other rights or remedies provided for under this Note), at the option of Holder, all sums evidenced hereby, including all principal, Interest, fees and all other amounts due hereunder, shall become immediately due and payable.  If an Event of Default in the payment of principal or Interest should occur and be continuing with respect to the Note, Holder may declare the principal, Interest, fees and all other amounts due hereunder to be immediately due and payable.

8.6 Notice by Company.  Upon the happening of any Event of Default specified in this paragraph that is not cured within the respective periods prescribed above, the Company will give prompt written notice thereof to Holder of this Note.

8.7 No Waiver.  Failure of Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default, or in the event of continuance of any existing Event of Default after demand or performance thereof.

8.8 Default Interest.  Default Interest will accrue on the unpaid principal or Interest due under this Note at the rate of sixteen percent (16%) per annum upon the occurrence of any Event of Default until the Event of Default is cured.  Default Interest shall be due and payable commencing thirty (30) days after the Default Interest has begun accruing. Default Interest will be computed on a three hundred sixty-five (365) day year.

9.  Assignment, Transfer or Loss of the Note.

9.1 No Holder of this Note may assign, transfer, hypothecate or sell all or any part of this Note or in any way alienate or encumber the Note without the express written consent of the Company, the granting or denial of which shall be within the absolute discretion of the Company.  Any attempt to effect such transfer without the consent of the Company shall be null and void.  Holder is acquiring this Note for his own account for investment purposes only and not with a view toward distribution or resale of such Note within the meaning of the Act and the applicable securities laws of any state.

9.2 All expenses, including reasonable legal fees incurred by the Company in connection with any permitted transfer, assignment or pledge of this Note will be paid by Holder requesting such transfer, assignment or pledge.

9.3 Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction of any Note, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Note held by the original Noteholder, of an indemnity agreement reasonably satisfactory to the Company), or, in the case of any such mutilation, upon the surrender of such Note to the Company at is principal office for cancellation, the Company at its expense will execute and deliver, in lieu thereof, a new Note of like tenor, dated the date to which interest hereunder shall have been paid on such lost, stolen, destroyed or mutilated Note.

9.4 The Company may treat the person in whose name this Note is registered as the owner and Holder of this Note for the purpose of receiving payment of all principal of and all Interest on this Note, and for all other purposes whatsoever, whether or not such Note shall be overdue and, except for transfers effected in accordance with this subparagraph, the Company shall not be affected by notice to the contrary.

10.    Notices.  All notices provided for in this Note shall be validly given if in writing and delivered personally, sent by certified mail, postage prepaid, or sent via an express delivery service, such as Federal Express or United Parcel Service, to one party by the other party to the address set forth in this Note or to such other address as each party may from time to time designate in writing.

11.   Usury.  Notwithstanding any provision of this Note to the contrary, the total liability for payments in the nature of Interest under this Note shall not exceed the limits imposed by applicable law.  The Company shall not assert a claim, and shall actively resist any attempts to compel it to assert a claim, respecting a benefit under any present or future usury laws against Holder of this Note.

12.   Binding Effect.  This Note shall be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and permitted assigns.

13.   Collection Fees.  Except as otherwise provided in this Note, the Company shall pay all costs of collection, including reasonable attorneys' fees and all costs of suit and preparation for such suit (and whether at trial or appellate level), in the event the unpaid principal amount of this Note, or any payment of Interest is not paid when due, or in the event Holder is made party to any litigation because of the existence of the Indebtedness evidenced by this Note, or if at any time Holder should incur any attorneys' fees in any proceeding under the Federal Bankruptcy Code (or other similar laws for the protection of debtors generally) in order to collect any Indebtedness hereunder or to preserve, protect or realize upon any security for, or guarantee or surety of, such Indebtedness whether suit be brought or not, and whether through courts of original jurisdiction, as well as in courts of appellate jurisdiction, or through a bankruptcy court or other legal proceedings.

14.   Construction.  This Note shall be governed as to its validity, interpretation, construction, effect and in all other respects by and in accordance with the laws and interpretations thereof of the State of Nevada.  Unless the context otherwise requires, the use of terms in singular and masculine form shall include in all instances singular and plural number and masculine, feminine and neuter gender.

15.   Severability.  In the event any one or more of the provisions contained in this Note or any future amendment hereto shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note or such other agreement, and in lieu of each such invalid, illegal or unenforceable provision there shall be added automatically as a part of this Note a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

16.   Entire Agreement.  This Note represents the entire agreement and understanding between the parties concerning the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, representations and warranties with respect thereto.

17.   Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of Arizona, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Arizona or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Arizona.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Phoenix, Arizona for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed in this Note, or in any manner arising in connection with or related to the transactions contemplated hereby or involving the parties hereto whether at law or equity and under any contract, tort or any other claim whatsoever and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing or faxing a copy thereof to such party at the address for such notices as listed in this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained in this Note shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection herewith or arising out of this Note or any transaction contemplated hereby.

18.   Representations and Warranties to Survive Closing.  All representations, warranties and covenants contained in this Note shall survive the execution and delivery of this Note.

19.   Headings.  The headings used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

20.   Definitions.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized to act on behalf of the Board of Directors of such Person.

"Capital Stock" means, with respect to any Person, any and all shares, interests, equity participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

"GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

"Holder" means a Person in whose name a Note is registered on the Company's books.

"Indebtedness" means, without duplication, with respect to any Person, (a) all obligations of such Person (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof); (ii) evidenced by bonds, notes, debentures or similar instruments; (iii) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business); (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a capitalized lease obligation under GAAP; or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under interest rate swap obligations and foreign currency hedges; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that are otherwise its legal liability; (d) Indebtedness (as otherwise defined in this definition) of another Person secured by lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (1) the full amount of such obligations so secured, and (2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a board resolution; and (e) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d) or this clause (e), whether or not between or among the same parties.

"Issue Date" means May 31, 2011, the date on which the Note is originally issued.

"Maturity Date" means May 30, 2012.

"Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

"Senior Indebtedness" means any Indebtedness of the Company, unless such Indebtedness is pari passu with or contractually subordinate or junior in right to payment of this Note, except Indebtedness to any Affiliate of the Company, which shall be junior and subordinate to this Note.

A "subsidiary" of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than fifty percent (50%) of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of directors or other governing body of such Person.

"Subsidiary" means any subsidiary of the Company.

"Subordinated Indebtedness” means any Indebtedness of the Company that is contractually subordinate or junior in right to payment of this Note, except any Indebtedness to any Affiliate of the Company, which shall be junior and subordinate to this Note.

"Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency, to vote in the election of members of the Board of Directors or other governing body of such Person.

21.   Miscellaneous.  Except as otherwise provided in this Note, the Company waives demand, diligence, presentment for payment and protest, notice of extension, dishonor, maturity and protest.  Time is of the essence with respect to the performance of each and every covenant, condition, term and provision hereof.  This Note may be executed by facsimile signature, which signature shall be deemed to be binding upon the Company.

In witness whereof, the Company has issued this Note on May 31, 2011.

Digital Ally, Inc. a Nevada corporation

Stanton E. Ross
Its: President and CEO

Mailing Address of Holder:
_________________________________

_________________________________

_________________________________

Mailing Address of Company:

Digital Ally, Inc.
8000 110th Street, Suite 200
Overland Park, KS  66210
Attn:  President